SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               FORM 8-A/A NUMBER 2


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          ABRAXAS PETROLEUM CORPORATION
               (Exact name of issuer as specified in its charter)

  NEVADA                                                74-2584033
 (State or other jurisdiction of                     (I.R.S. Employer
 incorporation or  organization)                    Identification No.)


          500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232
               (Address of principal executive offices) (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [ ]

If this Form relates to the registration of class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to the General Instruction A(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
                       -----------------------------------
                                (Title of Class)

        Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                           each class is to be registered

Common Stock Purchase Rights                         NASDAQ Stock Market

Item 1.  Description of Registrant's Securities to be Registered.

         Reference is hereby made to the Form 8-A of Abraxas Petroleum Corporation (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") on December 7, 1994, as amended by Amendment No. 1 filed on August 20, 1997 with the Commission which are hereby incorporated by reference herein.

         The Registrant executed Amendment No. 2 (the "Amendment"), dated as of May 22, 1998, to the Rights Agreement, dated as of December 6, 1994, as amended by Amendment No. 1 dated July 14, 1997 between the Registrant and American Stock Transfer & Trust Company as successor to First Union National Bank of North Carolina, as Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement, as amended.

         As more fully set forth in the Amendment, the Amendment increased the number of shares for which each Right may be exercised from one-half share to one share. The exercise price for each Right remained at $40 per share. The Amendment also provides that Persons who acquire shares of Abraxas' Common Stock who certify that they inadvertently acquired in excess of 20% (but less than 23%) of the Common Stock or did so without knowledge of the terms of the Rights will not be considered Acquiring Persons if they do not make further acquisitions.

         A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 2.  Exhibits.

          1. Amendment to No. 2 Rights Agreement, dated as of May 22, 1998, between Abraxas Petroleum Corporation and American Stock Transfer & Trust Company, as Rights Agent.

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                               ABRAXAS PETROLEUM CORPORATION


                               By:      /s/ Chris E. Williford
                                  Chris E. Williford, Executive Vice President, Chief Financial Officer and Treasurer

Dated: August 24, 1998

                                  EXHIBIT INDEX

                                                                Sequentially
Number           Document                                       Numbered Page

  1. Amendment No. 2 to Rights Agreement, dated as of May 22, 1998, between Abraxas Petroleum Corporation and American Stock Transfer & Trust Company as Rights Agent

                                                                      EXHIBIT 1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT


         This Second Amendment to Rights Agreement ("Amendment") dated as of May 22, 1998 to that certain Rights Agreement dated as of December 6, 1994, as amended by that certain Amendment to Rights Agreement dated as of July 14, 1997 (as so amended, the "Rights Agreement"), between Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), and American Stock Transfer & Trust Company, as successor to First Union National Bank of North Carolina, as rights agent (the "Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, the Rights Agreement currently provides that each Right (as defined in the Rights Agreement) represents the right to purchase, initially, one-half of one share of Common Stock (as defined in the Rights Agreement) upon the terms and subject to the conditions set forth therein;

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment to provide, inter alia, that each Right shall represent the right to purchase, initially, one share of Common Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

         1. All references in the Rights Agreement to the "Rights Agent" shall be deemed to refer to American Stock Transfer & Trust Company, as successor to First Union National Bank of North Carolina.

         2. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

         (a) "Acquiring Person" means any Person who, together with all "Affiliates" and "Associates" of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or shall make a tender offer or an exchange offer (other than a Qualifying Tender Offer (as defined in Section 11(a)(ii) hereof)) for 20% or more of the shares of Common Stock then outstanding. The term "Acquiring Person" shall not include (i) the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan, (ii) any Person that has reported or is required to report such beneficial ownership (but less than 23%) on Schedule 13G (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) under the Exchange Act, which Schedule 13D does not state any intention to, or reserve the right to, control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule 13D (other than the disposition of the Common Stock) and, within five (5) Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired beneficial ownership of shares of Common Stock in excess of 19.9% inadvertently or without knowledge of the terms of the Rights and such certification is accepted as true by the Board of Directors and that, together with all of such Person's Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within five Business Days, then such Person will become an Acquiring Person immediately after such five Business-Day Period; or (iii) any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Common Stock of the Company, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors; provided, however, that in the event that such Person described in the foregoing clause (iii) does not become an Acquiring Person by reason of subclause (A) or (B) of said clause (iii), such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of any additional shares of the Common Stock of the Company (other than as a result of a stock split or stock dividend payable to all holders of the Common Stock) while such Person is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, unless the acquisition of such additional Common Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of said clause
(ii). Any determination made by the Board of Directors as to whether any Person is or is not an Acquiring Person shall be conclusive and binding upon all holders of Rights.

         3. Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:

         (m) "Purchase Price" means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one share of Common Stock (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $40.00 per share.

         4. Section 11(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (ii) If any Person, alone or together with its Affiliates and Associates, shall, at any time after the date of this Agreement, become an

Acquiring Person, unless the event causing such person to become an Acquiring Person is a Qualifying Tender Offer then, subject to the Board's right to redeem the Rights set forth in Section 23(a) and except as otherwise provided in
Section 11, proper provision shall promptly be made so that, in lieu of the number of shares of Common Stock the holder was entitled to receive immediately prior to the first occurrence of a Section 11(a)(ii) Event, each holder of a Right shall (except as otherwise provided herein, including Section 7(d)) thereafter be entitled to receive, upon exercise thereof by payment to the Company of the aggregate Purchase Price for all shares of the Common Stock covered by the Rights exercised by such holder in effect immediately prior to the first occurrence of a Section 11(a)(ii) Event, such number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (such number of shares being referred to herein as the "Adjustment Shares") as shall be equal to the result obtained by

                  (x) multiplying the Purchase Price in effect immediately prior to the first occurrence of a Section 11(a)(ii) Event by the number of shares of Common Stock for which a Right was exercisable immediately prior to such first occurrence and

                  (y) dividing that product by 50% of the current market price (determined pursuant to Section 11(d)(i)) per share of Common Stock on the date of such first occurrence;

provided that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).

         5. Section 11(g) of the Rights Agreement is hereby amended to read in its entirety as follows:

         (g) All Rights originally issued by the Company subsequent to any adjustment made hereunder shall evidence the right to purchase, at the Purchase Price then in effect, the then applicable number of shares of Common Stock and other capital stock of the Company issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

         6. Section 13(a)(B) of the Rights Agreement is hereby amended to read in its entirety as follows:

         (B) each holder of a Right shall thereafter be entitled to receive, upon payment to the Company of the aggregate Purchase Price for all shares of the Common Stock covered by the Rights exercised by such holder in effect immediately prior to the first occurrence of any Triggering Event, such number of duly authorized, validly issued, fully paid and nonassessable shares of freely tradable Common Stock of the Principal Party (as hereinafter defined), not subject to any rights of call or first refusal, liens, encumbrances or other claims, as shall be equal to the result obtained by

                  (x) multiplying the Purchase Price in effect immediately prior to the first occurrence of any Triggering Event by the number of shares of Common Stock for which a Right was exercisable immediately prior to such first occurrence and

                  (y) dividing that product by 50% of the current market price (determined pursuant to Section 11(d)(i)) per share of the Common Stock of such Principal Party on the date of consummation of such consolidation, merger, combination, sale or transfer;

         7. Section 24(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

         (a) At any time after any Person becomes an Acquiring Person, the Board of Directors of the Company may, at its option, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 7(d)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

         8. The Form of Rights Certificate attached to the Rights Agreement as Exhibit A is hereby amended to read in its entirety as set forth on Exhibit A attached hereto.

         9. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York.

         10. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

         11. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



                                ABRAXAS PETROLEUM CORPORATION


                                By: /s/Chris E. Williford
                                   Chris E. Williford, Executive Vice President, Chief Financial Officer and Treasurer

                                500 North Loop 1604 East, Suite 100
                                San Antonio, Texas 78232


                                AMERICAN STOCK TRANSFER &
                                  TRUST COMPANY

                                By: /s/  Herbert J. Lemmer
                                Name: Herbert J. Lemmer
                                Title:   Vice President

                                40 Wall Street
                                New York, New York 10005

                                                                      Exhibit A

                          [Form of Rights Certificate]


No. R-                                                           ________Rights



         NOT EXERCISABLE AFTER THE EARLIER OF , 2004 AND THE DATE ON WHICH THE RIGHTS EVIDENCED HEREBY ARE REDEEMED OR EXCHANGED BY THE COMPANY AS SET FORTH IN THE RIGHTS AGREEMENT. AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR AN ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). THIS RIGHTS CERTIFICATE AND THE
         RIGHTS REPRESENTED HEREBY MAY BE OR MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(d) OF THE RIGHTS AGREEMENT.]*

                               RIGHTS CERTIFICATE

                          ABRAXAS PETROLEUM CORPORATION


This Rights Certificate certifies that _____________________ or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the holder (upon the terms and subject to the conditions set forth in the Rights Agreement dated as of December 6, 1994, and amended as of July 14, 1997, and May 22, 1998 (the "Rights Agreement"), between Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), and American Stock Transfer & Trust Company ("Agent") (the "Rights Agent")) to purchase from the Company, at any time after the Distribution Date and prior to the Expiration Date, one fully paid, nonassessable share of Common Stock (the "Common Stock") of the Company at a purchase price of $40.00 per share of Common Stock (the "Purchase Price"), payable in lawful money of the United States of America, upon surrender of this Rights Certificate, with the form of election to purchase and

--------
* If applicable, insert the legend but delete the preceding sentence.

related certificate duly executed, and payment of the Purchase Price at an office of the Rights Agent designated for such purpose.

         Terms used herein and not otherwise defined herein have the meanings assigned to them in the Rights Agreement.

         The number of Rights evidenced by this Rights Certificate (and the number and kind of shares issuable upon exercise of each Right) and the Purchase Price set forth above are as of May 22, 1998, and may have been or in the future be adjusted as a result of the occurrence of certain events, as more fully provided in the Rights Agreement.

         Upon the occurrence of a Section 11(a)(ii) Event, if the Rights evidenced by this Rights Certificate are beneficially owned by (a) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (b) a transferee of a Acquiring Person (or any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (c) under certain circumstances specified in the Rights Agreement, a transferee of an Acquiring Person (or any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void, and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

         This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement.

         Upon surrender at the principal office or offices of the Rights Agent designated for such purpose and subject to the terms and conditions set forth in the Rights Agreement, any Rights Certificate or Certificates may be transferred or exchanged for another Rights Certificate or Certificates evidencing a like number of Rights as the Rights Certificate or Certificates surrendered.

         Subject to the provisions of the Rights Agreement, the Board of Directors of the Company may, at its option,

                  (a) at any time prior to the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or such later date as a majority of the Board of Directors may designate prior to such time as the Rights are no longer redeemable) and (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right; or

                  (b) at any time after any Person becomes an Acquiring Person (but before such Person becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding), exchange all or part of the then outstanding Rights (other than Rights held by the Acquiring Person and certain related Persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. If the Rights shall be exchanged in part, the holder of this Rights Certificate shall be entitled to receive upon surrender hereof another Rights Certificate or Certificates for the number of whole Rights not exchanged.

         No fractional shares of Common Stock will be issued upon the exercise of any Right or Rights evidenced hereby but in lieu thereof a cash payment will be made, as provided in the Rights Agreement. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Certificates for the number of whole Rights not exercised.

         No holder of this Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

         This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.

         Dated as of ___________

                                    ABRAXAS PETROLEUM CORPORATION


                                    By:______________________________
                                    Title:___________________________
[SEAL]


Attest:


_________________________
Secretary



Countersigned:


AMERICAN STOCK TRANSFER & TRUST COMPANY
as Rights Agent


By:_____________________________
     Authorized Signature

                   Form of Reverse Side of Rights Certificate


                               FORM OF ASSIGNMENT

                    (To be executed if the registered holder
                  desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED_________________________________________________________
hereby sells, assigns and transfers unto___________________________________
___________________________________________________________________________
                  (Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:_______________________


                                    ______________________________________
                                    Signature

Signature Guaranteed:

                                   Certificate


         The undersigned hereby certifies by checking the appropriate boxes that:

         (1) The Rights evidenced by this Rights Certificate___________ are not being assigned by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement);

         (2) after due inquiry and to the best knowledge of the undersigned, it did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

         Dated:________________________           ____________________________
                                                              Signature




         The signatures to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

                          FORM OF ELECTION TO PURCHASE

         (To be executed if the registered holder desires to exercise_________ Rights represented by the Rights Certificate.)

To:  ABRAXAS PETROLEUM CORPORATION


         The undersigned hereby irrevocably elects to exercise ___________ Rights represented by this Rights Certificate to purchase shares of Common Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such securities be issued in the name of and delivered to:

Please insert social security
or other identifying number

________________________________________________________________________________
                         (Please print name and address)

         If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number

________________________________________________________________________________
                         (Please print name and address)

Dated:________________________

                                    ___________________________________
                                    Signature
Signature Guaranteed:

                                   Certificate

         The undersigned hereby certifies by checking the appropriate boxes that:

         (1) the Rights evidenced by this Rights Certificate ______ are ______ are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement);

         (2) after due inquiry and to the best knowledge of the undersigned, it did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:____________________        ________________________________________
                                    Signature



         The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.